Sept. 29, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Brian Davis
Executive Vice President	Senior Vice President	Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Media@BBT.com

BB&T announces settlement resolving FHA-insured mortgage issues

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced it has reached an agreement with the United States Department of Justice (DOJ) that settles certain legacy mortgage matters involving the origination of mortgage loans insured by the U.S. Department of Housing and Urban Development’s Federal Housing Administration (FHA).

BB&T fully cooperated with all agencies involved in this matter. The inquiry was settled for $83 million without any admission of liability to avoid the cost and uncertainty of potential litigation. The investigation, potential claims and estimated potential net exposure to losses were previously disclosed. The settlement will have no negative effect on BB&T’s financial condition or results of operations as a result of previous accruals totaling $85 million. In a related matter, BB&T is pursuing a potential recovery of approximately $70 million.

BB&T remains committed to providing a high-quality mortgage experience along with exceptional service to help our clients achieve economic success and financial security.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $221.9 billion in assets and market capitalization of approximately $29.0 billion, as of June 30, 2016. Based in Winston-Salem, N.C., the company operates 2,249 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. BB&T also has been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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